Consolidated Financial Statements of

PLATINUM GROUP METALS LTD.

(An exploration stage company)

August 31, 2002 and 2001

Auditors' Report

To the Directors of

Platinum Group Metals Ltd. (An exploration stage company)

We have audited the consolidated balance sheets of Platinum Group Metals Ltd. (an exploration stage company) as at August 31, 2002 and 2001 and the consolidated statements of operations, shareholders' equity and cash flows for each of the years then ended, the period from March 16, 2000 to August 31, 2000 and the cumulative period from March 16, 2000 to August 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at August 31, 2002 and 2001 and the results of its operations and its cash flows for each of the years then ended, the period from March 16, 2000 to August 31, 2000 and the cumulative period from March 16, 2000 to August 31, 2002 in accordance with Canadian generally accepted accounting principles.

(Signed) Deloitte & Touche LLP

Chartered Accountants Vancouver, British Columbia October 25, 2002

Comments by Auditors on Canada - United States of America Reporting Differences

In the United States of America, reporting standards for auditors require the addition of an explanatory paragraph for the following:

(a)  When financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in Note 1 to the consolidated financial statements.

(b)  To outline changes in accounting policies that have been implemented in the consolidated financial statements. Effective September 1, 2001, the Company retroactively adopted the treasury stock method for the calculation of fully diluted earnings per share. As a result of this change, fully diluted earnings per share are computed using the weighted-average number of common and common equivalent shares outstanding during the year. The impact of this change in accounting policy is set out in Note 2 (h) to the consolidated financial statements.

Although we conducted our audits in accordance with both Canadian generally accepted auditing standards and auditing standards generally accepted in the United States of America, our report to the Board of Directors dated October 25, 2002 is expressed in accordance with Canadian reporting standards which do not permit a reference to such conditions and events in the auditors' report when these are adequately disclosed in the consolidated financial statements.

(Signed) Deloitte & Touche LLP

Chartered Accountants Vancouver, Canada October 25, 2002

PLATINUM GROUP METALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

August 31, 2002

1. CONTINUING OPERATIONS

The Company was incorporated on February 18, 2002 by an order by the Supreme Court of British Columbia approving an amalgamation by plan of arrangement between Platinum Group Metals Ltd. ("Old Platinum") and New Millennium Metals Corporation ("New Millennium"). Old Platinum was incorporated on January 10, 2000 as 599141 B.C. Ltd. and changed its name to Platinum Group Metals Ltd. on March 16, 2000, at which time it commenced operations. New Millennium Metals Corporation was incorporated in British Columbia on March 11, 1983 under the name Harvey Creek Gold Placers Ltd. Later, on March 22, 1999 the Company was renamed New Millennium Metals Corporation. As a result of the amalgamation both New Millennium and Old Platinum ceased to exist as of February 18, 2002. However, as a result of the amalgamation, a new company also named Platinum Group Metals Ltd. was formed as of February 18, 2002 and it assumed all of the rights and obligations of the two predecessor corporations. As described in Note 3, Old Platinum was identified as the acquirer and the business combination was recorded as a purchase of New Millennium by Old Platinum.

The Company is an exploration and development company conducting work on mineral properties it has staked or acquired by way of option agreement principally in Ontario and the Republic of South Africa. The Company has not yet determined whether its mineral properties contain ore reserves that are economically recoverable. The Company defers all acquisition, exploration and development costs related to mineral properties. The recoverability of these amounts is dependant upon the existence of economically recoverable reserves, the ability of the Company to obtain the necessary financing to complete the development of the property, and any future profitable production, or alternatively, upon the Company's ability to dispose of its interests on an advantageous basis.

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles applicable on a going concern basis, which presumes the realization of assets and discharge of liabilities in the normal course of business for the foreseeable future. The Company has incurred losses from inception and does not currently have the financial resources to sustain operations in the long-term. The Company's ability to continue as a going concern is dependent upon its ability in the future to achieve profitable operations and, in the meantime, to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. External financing, predominately by the issuance of equity to the public, will be sought to finance the operations of the Company; however, there is no assurance that sufficient funds will be raised.

These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company not be able to continue as a going concern. If the going concern basis was not appropriate for these consolidated financial statements, then significant adjustments would be necessary to the carrying values of assets and liabilities, the reported expenses, and the balance sheet classifications used.

PLATINUM GROUP METALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

August 31, 2002

1. CONTINUING OPERATIONS (Continued)

Although the Company has taken steps to verify title to mineral properties in which it has an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee the Company's title. Property title may be subject to unregistered prior agreements and non-compliance with regulatory requirements.

2.  SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP") and include the following significant policies outlined below. These policies conform, in all material respects, with accounting principles generally accepted in the United States of America ("US GAAP"), except as described in Note 13.

(a) Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. During 2002, the Company formed a 100% South African subsidiary named Platinum Group Metals (RSA) (PTY) Ltd. for the purposes of holding mineral rights and conducting operations on behalf of the Company in the Republic of South Africa. All significant intercompany balances and transactions have been eliminated upon consolidation.

(b) Mineral properties and deferred exploration costs

Mineral properties consist of exploration and mining concessions, options and contracts. Acquisition and leasehold costs and exploration costs are capitalized and deferred until such time as the property is put into production or the properties are disposed of either through sale or abandonments. The estimated values of all properties are assessed by management on a continual basis and if the carrying values exceed estimated recoverable values, then these costs are written down to the estimated recoverable values. If put into production, the costs of acquisition and exploration will be written off over the life of the property, based on the estimated economic reserves. Proceeds received from the sale of any interest in a property will first be credited against the carrying value of the property, with any excess included in operations for the period. If a property is abandoned, the property and deferred exploration costs will be written off to operations.

PLATINUM GROUP METALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

August 31, 2002

2.  SIGNIFICANT ACCOUNTING POLICIES (Continued)

(b) Mineral properties and deferred exploration costs (continued)

In March 2000, the Accounting Standards Board of the Canadian Institute of Chartered Accountants ("CICA") issued Accounting Guideline No. 11 entitled Enterprises in the Development Stage - ("AcG 11"). The guideline addresses three distinct issues including (i) capitalization of costs/expenditures, (ii) impairment and (iii) disclosure. Recently, the Emerging Issues Committee issued Abstract 126, Accounting by Mining Enterprises for Exploration Costs, which provided further guidance on AcG 11. Abstract 126 concluded that a mining enterprise that has not commenced operations or objectively established mineral reserves is not precluded from considering exploration costs to have the characteristics of property, plant and equipment. The Company has reviewed and determined that implementation of this Abstract has no material effect on the results of operations or financial position of the Company.

(c)	Cash and cash equivalents

Cash and cash equivalents consist of cash and short-term money market instruments with an original maturity of 90 days or less.

(d)	Marketable securities

Marketable securities are recorded at the lower of cost or fair market value.

(e)	Capital assets

Capital assets are recorded at cost and are amortized on the declining balance basis at the following annual rates:

Computer hardware	30%
Computer software	30%
Office furniture and equipment	20%

(f)    Stock-based compensation plan

The Company has established a stock-based compensation plan, which is described in Note 7 (c). No compensation expense is recognized for these plans when stock or stock options or share purchase warrants are issued at fair value to employees or directors. Any consideration paid by employees or directors on exercise of stock options or purchase of stock is credited to share capital.

PLATINUM GROUP METALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

August 31, 2002

2.  SIGNIFICANT ACCOUNTING POLICIES (Continued)

(g) Income taxes

Future income taxes relate to the expected future tax consequences of differences between the carrying amount of balance sheet items and their corresponding tax values. Future tax assets, if any, are recognized only to the extent that, in the opinion of management, it is more likely than not that the future income tax assets will be realized. Future income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment or substantive enactment.

(h) Earnings (loss) per common share

As of September 1, 2001, the Company retroactively adopted the treasury stock method for the calculation of diluted earnings per share in accordance with a new Canadian Institute of Chartered Accountants accounting standard. As a result of this change, diluted earnings per share are computed using the weighted average number of common and common equivalent shares outstanding during the year. Common equivalent shares consist of the incremental common shares exercisable upon the exercise of stock options and are excluded from the computation if their effect is anti-dilutive. The impact of this change in accounting policy on the current and comparative diluted earnings per share was not material.

(i) Financial instruments

The carrying values of cash, short-term investments, marketable securities, amounts receivable and accounts payable and accrued liabilities reflected in the balance sheet approximate their respective fair values.

(j) Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenditures during the reporting period. Actual results could differ from those reported.

(k) Comparative figures

Certain of the prior year comparative figures have been reclassified to conform with the current year's presentation.

PLATINUM GROUP METALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

August 31, 2002

3. AMALGAMATION

The Company was incorporated on February 18, 2002 by an order by the Supreme Court of British Columbia approving an amalgamation by plan of arrangement between Platinum Group Metals Ltd. and New Millennium Metals Corporation. Under the terms of the arrangement, in exchange for 100% of the issued and outstanding shares of New Millennium, the shareholders of New Millennium each received one share of the new company for each 1.65 shares of New Millennium. The new Platinum Group Metals Ltd. issued and delivered 5,468,421 shares to the shareholders of New Millennium. Shareholders of the old Platinum Group Metals Ltd. each received one share of the new company in exchange for every one share of the old company. All of the continuing obligations of New Millennium with regard to share purchase options, warrants and share payments, with fair values of $Nil, were converted according to a ratio of 1.65:1. This business combination has been accounted for as a purchase transaction with the predecessor company, Platinum Group Metals Ltd., identified as the acquirer and New Millennium identified as the acquiree. Consideration to the shareholders of New Millennium Metals Corporation consisted of 5,468,421 shares of the Company at a price of $0.24 per share. Costs of the amalgamation totaled $231,325. The total cost to the Company was therefore $1,541,710. The results of operations and financial position of New Millennium were consolidated with the accounts of the Company with effect from February 18, 2002.

The fair value of assets acquired is as follows:

Current assets	$81,206
Mineral properties	1,930,444
Capital assets	3,697
Accrued liabilities	(164,637)
Future income liability	(309,000)

$1,541,710

4. AMOUNTS RECEIVABLE
	2002	2001

Advances receivable (a)	$35,358	$-
Goods and Services Tax recoverable	31,877	82,950
Interest receivable	4,322	32,959
Subscriptions receivable (b)	267,674	-
Other	6,211	-

	$345,442	$115,909

(a)    Advances receivable consist of funds advanced to officers, directors and consulting geologists for exploration and corporate activities conducted in the normal course of business, bear no interest and are due on demand.

PLATINUM GROUP METALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

August 31, 2002

4. AMOUNTS RECEIVABLE (Continued)

(b)   At August 31, 2002, 340,211 common shares of the Company were issued upon the conversion of 340,211 share purchase warrants. Proceeds on the exercise of these warrants were received subsequent to August 31, 2002.

5.  MINERAL PROPERTIES

 Details of mineral properties are as follows:

				Properties
				Acquired
	August 31,	Costs	August 31,	February 18,	Costs	Properties	August 31,
Property	2000	Incurred	2001	2002	Incurred	Written Off	2002

				(Note 5 (f))

SUDBURY
Agnew Lake	$ -	$-	$ -	$416,368	$26,825	$ -	$443,193
Victoria	-	-	-	2,009	-	(2,009)	-
Salter	-	-	-	10,667	-	-	10,667
Beaumont	-	8,630	8,630	-	26,233	(34,863)	-
Street	1,050	56,256	57,306	-	11,231	(68,537)	-
D Brady	40,707	36,299	77,006	-	2,476	(79,482)	-
L Barr	-	6,188	6,188	-	4,827	(11,015)	-
Janes Henry Loughrin	31,946	27,800	59,746	-	65	(59,811)	-
Levack	-	-	-	-	33,545	-	33,545
Davis	23,160	46,932	70,092	-	4,515	-	74,607
Loughrin	59,791	23,722	83,513	-	7,075	(90,588)	-
Norcal	-	10,788	10,788	-	-	(5,702)	5,086
Henry Dubeau	8,000	9,925	17,925	-	116	(18,041)	-
Henry	9,391	2,450	11,841	-	228	(12,069)	-
Henry Positano	46,805	21,825	68,630	-	65	(68,695)	-
Loughrin Racicot	-	28,680	28,680	-	10,982	-	39,662
Other Sudbury	24,058	21,443	45,501	-	19,514	(48,551)	16,464

	244,908	300,938	545,846	429,044	147,697	(499,363)	623,224

PLATINUM GROUP METALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

August 31, 2002

5.  MINERAL PROPERTIES (Continued)

				Properties
				Acquired
	August 31,	Costs	August 31,	February 18,	Costs	Properties	August 31,
Property	2000	Incurred	2001	2002	Incurred	Written Off	2002

				(Note 5 (f))

THUNDER BAY
Shelby Lake	-	-	-	307,345	103,173	-	410,518
Vande	-	-	-	8,738	60	-	8,798
Taman North	-	-	-	4,492	-	-	4,492
Taman	-	-	-	102,088	27,273	-	129,361
Taman East	-	-	-	40,075	13,637	-	53,712
Senga	-	-	-	59,646	781	-	60,427
Buck East	-	-	-	59,951	-	(59,951)	-
Tib	-	-	-	29,225	501	-	29,726
Dog River	-	-	-	118,146	29,195	-	147,341
Milford Bullseye	-	-	-	41,245	-	(41,245)	-
Hottah	-	-	-	4,687	-	-	4,687
Wakinoo	-	-	-	1,339	-	-	1,339
LDI River	-	-	-	528,248	49,715	-	577,963
Otter Tooth	-	-	-	177,617	2,964	(180,581)	-
S Legris	58,916	166,934	225,850	-	248,870	-	474,720
Leckie	18,104	6,275	24,379	-	801	-	25,180
Pebble	26,364	12,856	39,220	-	23,903	-	63,123
Stucco	-	-	-	-	368,159	-	368,159

	103,384	186,065	289,449	1,482,842	869,032	(281,777)	2,359,546

NORTHWEST TERRITORIES
Rutledge Lake	71,078	460,984	532,062	-	19,245	(551,307)	-
LB Gold	-	-	-	-	39,661	(39,661)	-

	71,078	460,984	532,062	-	58,906	(590,968)	-

SASKATCHEWAN
Swan River	-	-	-	18,558	205	(18,763)	-

SOUTH AFRICA
Tweespalk	-	-	-	-	19,282	-	19,282
War Springs	-	-	-	-	122,168	-	122,168
Ledig	-	-	-	-	25,578	-	25,578

	-	-	-	-	167,028	-	167,028

Sub-total	419,370	947,987	1,367,357	1,930,444	1,242,868	(1,390,871)	3,149,798
Less recoveries	-	300,000	300,000	-	198,709	(300,000)	198,709

Total	$419,370	$647,987	$1,067,357	$1,930,444	$1,044,159	$(1,090,871)	$2,951,089

PLATINUM GROUP METALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

August 31, 2002

5.   MINERAL PROPERTIES (Continued)

	2002	2001	2000

Mineral property acquisitions	$2,195,517	$171,722	$188,891
Assays	156,324	34,945	25,439
Drilling	232,441	374,205	-
Geological	300,010	270,084	170,538
Geophysical	129,964	64,474	-
Maps, fees and licenses	22,782	10,070	21,523
Research	-	4,225	4,998
Surveys	-	11,820	5,152
Travel	83,741	1,875	2,544
Overhead	52,533	11,892	285

	3,173,312	955,312	419,370
Less recoveries	198,709	300,000	-

	2,974,603	655,312	419,370

Total, beginning of year	1,067,357	419,370	-
Less amounts written off	1,090,871	7,325	-

	(23,514)	412,045	-

Total, end of year	$2,951,089	$1,067,357	$419,370

(a)        Sudbury

           (i)  Agnew Lake

Pursuant to an agreement dated March 1, 1999, New Millennium acquired an option to earn a 99% interest in 38 claims located near Sudbury, Ontario known as the Agnew Lake property in exchange for option payments of $170,700 (of which $90,700 has been paid) and 60,606 shares (all of which have been paid) over a five -year period. In addition, New Millennium, or its assignee, must complete a total work commitment of $2,000,000 over an unspecified period of time. The vendors retain a 2% royalty interest. The Company staked an additional 182 contiguous claims that are also included under the terms of the above-noted agreement.

At August 31, 2002 the Company had directly performed $512,265 worth of exploration work and caused further work of approximately $1,594,945 to be performed through a joint venture arrangement with Pacific North West Capital Corporation ("PFN") and Kaymin Resources Limited ("Kaymin"), a subsidiary of Anglo American Platinum Corporation Limited.

PLATINUM GROUP METALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

August 31, 2002

5. MINERAL PROPERTIES (Continued)

(a)      Sudbury (continued)

            (i) Agnew Lake (continued)

New Millennium optioned the Agnew Lake property to PFN on June 18, 2000. PFN may acquire 50% of the Company's rights and interests in Agnew Property by issuing 125,000 shares to the Company, (which have been received), making cash payments to the Company totaling $200,000 over four years, (of which $65,000 has been received) and completing $500,000 in exploration over four years. In the event that PFN does not incur the required $500,000 in exploration expenses on its own account, they may exercise their option by payment to the Company of any remaining unspent balance in PFN common shares.

In late 2001 New Millennium and PFN agreed to amend the Agnew Lake Option Agreement so that PFN will make annual payments of 75,000 PFN shares towards the exercise of their option. It was agreed that these shares not be valued at less than $0.60 per share for the purpose of exercising PFN's option. To date, the Company has received one payment of 75,000 PFN shares towards the exercise of PFN's option. PFN has not reported any exploration expenditures spent on the project to its own account.

PFN is the project operator and will be responsible for completion of all assessment and filing requirements as long as it remains operator.

On June 22, 2001 New Millennium and PFN optioned their interests in the property to Kaymin Resources Limited ("Kaymin"). Kaymin may acquire a 50% interest in the combined rights and interests of New Millennium and PFN by making cash payments of $200,000 to each party (which have been received) and incurring exploration expenditures of not less than $6,000,000 by December 31, 2004. Kaymin's work expenditures will satisfy the balance of the Company's total work commitment to the original vendors. Kaymin can earn an additional 10% by completing a bankable feasibility study and arranging financing for any development or construction.

On November 1, 2001 New Millennium and PFN entered into an option agreement with ProAm Explorations Corporation to acquire a 100% interest in three additional claims adjacent to the Agnew Lake property by making cash payments of $30,000, issuing 29,091 shares of the Company, 8,485 of which have been issued to August 31, 2002, and 21,000 shares of PFN over two years and completing $400,000 in exploration expenditures over a four-year period.

PLATINUM GROUP METALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

August 31, 2002

5. MINERAL PROPERTIES (Continued)

(a)         Sudbury (continued)

                (i) Agnew Lake (continued)

Under the terms of the agreement, these claims become part of the Agnew Lake property and are subject to the PFN and Kaymin option agreements existing on that property. The claims are subject to a 2.5% NSR royalty.

            (ii) West Sudbury Basin

Pursuant to an agreement dated June 5, 2002 and amended October 17, 2002, the Company granted an option to Arcata Resources Corp. whereby they may acquire a 60% interest in the Company's Levack, Windy Lake and Cascaden-Ministic properties located in the West Sudbury basin of Ontario. To earn its interest Arcata must make cash payments to the Company totaling $133,000 ($3,000 received subsequent to year-end), issue to the Company 325,000 common shares of Arcata (25,000 shares received subsequent to year-end) and spend $1.5 million on exploration expenditures over a five year period. Arcata will also be responsible to maintain the Company's requirements pursuant to underlying option agreements on the Levack and Windy Lake claims by making the remaining cash payments to the vendors totaling $95,000 ($2,000 received subsequent to year-end) over five years.

(b)         Thunder Bay

            (i) Pebble

Pursuant to an agreement dated March 30, 2000, the Company acquired an option to earn a 51% interest in 96 mineral claims located near Thunder Bay, Ontario known as the Pebble property in exchange for cash payments of $34,000 (of which $19,000 has been paid) and the expenditure of $500,000 in exploration within 5 years from the date of the agreement. The Company was originally obligated to pay $5,000 (paid) and incur $100,000 ($43,148 incurred) in exploration expenditures prior to March 30, 2001 in order to keep the option in good standing. The Company has been granted an extension to July 31, 2003. The Company can earn an additional 9% interest in the property by completing a feasibility study within 36 months of earning the 51% interest described above.

PLATINUM GROUP METALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

August 31, 2002

5. MINERAL PROPERTIES (Continued)

(b)        Thunder Bay (continued)

            (ii) South Legris

Pursuant to an April 2000 agreement, the Company acquired an option to earn a 50% interest in 261 mineral claims located near Thunder Bay, Ontario known as the South Legris property in exchange for cash payments of $98,300 (of which, $47,300 has been paid) and the expenditure of $1,000,000 ($426,416 incurred) in exploration expenditures within 5 years of the date of the agreement. The Company also has an option to acquire an additional 10% interest by completing a feasibility study within 36 months of earning the 50% interest described above.

            (iii) Stucco

Pursuant to an option agreement dated September 27, 2001 and an underlying agreement dated September 21, 2001, the Company has an option to acquire a 51% undivided interest in 298 units known as the Stucco property located in the Thunder Bay Mining District, Ontario. To acquire the interest the Company must pay $65,000 (of which $40,000 has been paid) and incur $1,000,000 ($320,877 incurred) in exploration expenditures within 4 years of the date of the agreement. The Company has an option to acquire an additional 9% interest in the property by completing a feasibility study within 36 months of the notice that the Company has earned the 51% interest in the property described above. The Company has also agreed to reimburse the optionor at market price, but not to exceed $2.00 per share, for 50,000 shares of the optionor to be issued under the terms of the underlying agreement.

According to the underlying agreement, the underlying vendors retain a 2% net smelter royalty return. If commercial production does not commence within 4 years and/or 6 years of regulatory approval, advance royalty payments of $5,000 per annum and $10,000 per annum respectively will be payable to the vendors. The optionors can purchase 1% of net smelter royalty return for from the vendors for $1,000,000 at any time.

PLATINUM GROUP METALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

August 31, 2002

5. MINERAL PROPERTIES (Continued)

(c)    Lac des Iles

        (i) Shelby Lake

On June 28, 2000, the Company entered an option agreement to earn up to 60% interest in the Shelby Lake property in the Lac des Iles area in Ontario. To earn a 50% interest the Company is required to make cash payments to the optionor of $10,000 by September 28, 2000 (which have been paid), issue 30,303 shares to the optionor (which have been issued) and complete $500,000 in exploration expenditures over a four-year period, $275,602 of which has been incurred to August 31, 2002 (December 31, 2001 - $172,428). Further work is scheduled on the property during late 2002.

The Company may earn a further 10%, for a total of 60%, by expending a further $500,000 over an additional 30-month period. The property is subject to a 2% NSR royalty, of which the Company can purchase back one half for $500,000.

        (ii) Taman Lake Project

Pursuant to option agreements dated February 7, 2000 New Millennium has acquired an option to earn an undivided 100% interest in the Taman, Taman North and Taman East properties. To exercise its option the Company must make payments of $120,000 over three years ($63,500 of which has been paid to August 31, 2002) and issue 90,909 shares over three years (68,183 of which have been issued to August 31, 2002). The project is subject to a 3% NSR royalty, of which the Company may buy one half for $1,000,000.

        (iii) Senga and Tib

The Company acquired these claims by staking on March 20, 2000. They are located in the Lac des Iles region of Ontario and consist of 6,384 hectares. This property is contiguous with the Company's Taman and Dog River holdings in the same area.

PLATINUM GROUP METALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

August 31, 2002

5. MINERAL PROPERTIES (Continued)

(c)      Lac des Iles (continued)

        (iv) Dog River

By way of an option agreement dated May 1, 2000 New Millennium acquired an option to acquire a 60% interest in the Dog River property, located in the Lac Des Iles area, from Fort Knox Gold Resources Inc. ("Fort Knox"). Fort Knox in turn held an option to acquire 100% of property from an underlying vendor. To earn a 50% interest New Millennium was required to make payments of $50,000 over three years, $30,000 of which was paid to December 31, 2001, issue 30,303 shares over two years, of which 15,152 were issued to December 31, 2001 and complete exploration expenditures of $500,000 over four years, $68,402 of which have been incurred to December 31, 2001. New Millennium could earn an additional 10% interest by incurring a further $500,000 in expenditures.

On February 18, 2002 the Dog River option agreement with Fort Knox was extinguished and any and all of Fort Knox's interest in the property were ceded to the Company and the Company has no further obligations to Fort Knox. Coincident with this extinguishment the Company entered into an option agreement with the underlying vendor whereby it may earn a direct 100% interest in the Dog River Property. To exercise its option under the new agreement the Company must make cash payments of $35,000 over two years, $20,000 of which has been paid and issue 60,000 shares over two years, 30,000 of which have been issued.

The property remains subject to a 2.5% NSR royalty in favour of the vendor. The Company has the right to purchase on half of this NSR royalty of the royalty for $1,500,000.

        (v) Lac des Iles River

On May 5, 2000, New Millennium entered into an option agreement to acquire a 50% interest in the property by making payments to the optionors of $38,500 over three years, $33,500 of which has been paid to August 31, 2002, and completing exploration expenditures of $1,000,000 over five years, $375,019 of which has been incurred to August 31, 2002. The Company can earn an additional 10% interest on completion of a feasibility study within a further three years. Further work programs are scheduled on the property for late 2002.

PLATINUM GROUP METALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

August 31, 2002

5. MINERAL PROPERTIES (Continued)

(d)    Republic of South Africa

        (i) War Springs and Tweespalk

On June 3, 2002, the Company entered an option agreement with a vendor group of mineral rights holders whereby it may earn a 100% interest in two properties located in the Northern Limb or Platreef area of the Bushveld Complex near Johannesburg, Republic of South Africa. The properties are comprised of the 2,396 hectare War Springs property and the 2,177 hectare Tweespalk property. The two properties are both located on the postulated extension of the Platreef near the PPRust Platinum mine operated by Anglo American Platinum Corporation Limited. Costs of investigation and acquisition amounting to $141,450 had been incurred prior to the period end and these costs have been deferred.

The agreement allows the Company to purchase 100% of these mineral rights at any time over the next three years for US $475 per hectare in year one, or US $570 per hectare in year two, or US $690 per hectare in year three. In addition, the Company has agreed to pay prospecting fees to the mineral rights holders of US $2.50 per hectare in year one, US $2.75 per hectare in year two and US $3.25 per hectare in year three. The mineral rights holders retain a 1% NSR Royalty on the property, subject to the Company's right to purchase the NSR at any time for US $1.4 million. A 5% finders fee on payments made to the mineral rights holders is payable to GeoActiv Dynamic Geological Services, a South African corporation retained by the Company.

        (ii) Ledig

Subsequent to year-end the Company entered into an option agreement with Ledig Minerale Regte 909 JQ (pty) Ltd. ("Ledig Minerale") whereby the Company may earn a 55% interest in Ledig Minerale's holdings on the Ledig Farm property located in the Western Bushveld area near Sun City, South Africa, approximately 100km northwest of Johannesburg. At August 31, 2002 the Company had incurred $25,578 in costs relating to the property and these costs have been deferred. Ledig Minerale holds variable interests in the property. The 1,400ha that make up the property are divided into shares. Ledig Minerale currently holds a 90% interest on two portions that are 235ha in size. They also hold 70% interest in 462ha and 50% interest in 468ha. PTM may earn approximately a 50% interest in the total property.

PLATINUM GROUP METALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

August 31, 2002

5. MINERAL PROPERTIES (Continued)

(d)     Republic of South Africa (continued)

        (ii) Ledig (continued)

To earn its interests under the option agreement, the Company must make cash payments to the vendors of SAR 40,000,000 (approximately C $5.9 million) spread over 2 years. The initial payment of SAR 1,000,000 (C $157,000) was due 10 days from signing the agreement and was paid on September 20, 2002. In addition the Company must incur exploration and development expenditures of SAR 30,000,000 (approximately C $4.4 million) over 3 years. Further payments by the Company are contingent upon completion of certain title confirmation procedures by Ledig Minerale and the granting of a valid prospecting license by the Government of the Republic of South Africa.

(e)     Write-down of mineral properties

During 2002 the carrying values of certain of the Company's mineral properties were determined to be impaired, resulting in a write-down of mineral properties costs of $1,090,871 (2001 - $7,325; 2000 - $Nil).

(f)    Acquisition of New Millennium Metals Corporation

On February 18, 2002 the Company completed an amalgamation with New Millennium Metals Corporation.  The Company acquired nineteen properties through the amalgamation. These properties have been recorded on the books of the Company at a value of $1,930,444 representing an amount of $1,471,382 as the carrying value  from the books of New Millennium plus an additional $459,062 representing the excess of fair value for the consideration given for the properties by the Company.

 6.  CAPITAL ASSETS

		2002		2001

		Accumulated	Net Book	Net Book
	Cost	Amortization	Value	Value

Computer equipment and
software	$37,317	$16,607	$20,710	$14,044
Office furniture and
equipment	7,881	2,980	4,901	4,211

	$45,198	$19,587	$25,611	$18,255

PLATINUM GROUP METALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

August 31, 2002

7. SHARE CAPITAL

(a) Authorized

1,000,000,000 common shares without par value

(b) Issued and outstanding

During 2002 the Company issued 102,728 common shares in connection with the acquisition of mineral properties at a fair value of $36,509.

During 2002 the Company issued 1,327,500 common shares pursuant to a flow-through private placement at $0.25 per share, less issue costs of $12,000 for net proceeds of $319,875. These placements were completed at market value and there was no premium obtained by way of their flow -through nature. The Company renounced $331,875 in Canadian exploration expenses to the purchasers of the flow -through shares and was required to incur the required expenditures on mineral properties in Canada by December 31, 2002. At August 31, 2002, approximately $236,000 of this obligation remained outstanding. Subsequent to year end this requirement was met.

On January 30, 2002 the Company issued 250,000 common shares pursuant to a non-brokered private placement at $0.25 per share for total proceeds of $62,500.

On February 18, 2002 the Company completed an amalgamation by plan of arrangement with New Millennium Metals Corporation. The Company acquired all of the 9,022,895 issued and outstanding shares of New Millennium in exchange for 5,468,421 shares of the Company.

During 2002 the Company issued 1,403,572 common shares pursuant to a private placement at $0.28 per share for total proceeds of $393,000. There were 701,786 common share purchase warrants issued with the common shares which are exercisable at $0.36 per share until May 30, 2003.

On June 6, 2002 the Company closed a private placement of 3.2 million common shares at $0.25 per common share. In connection with the placement the Company issued brokers warrants to purchase 319,000 shares at $0.25 per share until June 6, 2003. Issue costs related to this placement totaled $70,038.

During 2001 the Company issued 3,195,391 common shares at $0.50 per share pursuant to initial public offering for net proceeds of $1,356,532 (after deducting expenses of the issue of $241,164). The agents received 319,539 share purchase warrants exercisable at $0.50 per share up to March 22, 2003.

PLATINUM GROUP METALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

August 31, 2002

7. SHARE CAPITAL (Continued)

(b) Issued and outstanding (continued)

During 2001 the Company issued 2,383,090 flow-through shares at $0.55 per share for net proceeds of $1,107,771 (after deducting expenses of the issue of $202,929). The Company renounced $1,310,700 in Canadian exploration expenses to the purchasers of the flow-through shares and was required to incur the required expenditures on mineral properties in Canada by December 31, 2002. This requirement was met in 2002. The agents received 238,309 share purchase warrants exercisable at $0.55 per share up to December 22, 2002.

During 2001 210,000 common shares were issued in connection with the acquisition of mineral properties at a fair value of $57,050, at the date of issuance.

(c) Incentive stock option agreement

The Company has entered into Incentive Stock Option Agreements ("Agreements") with directors, officers and employees.

At the date the Agreements are entered into, the exercise price of each option is set at the fair value of the common shares at the date of grant. The following table summarizes the Company's options:

		Weighted
		Average
	Number	Exercise
	of Shares	Price

Granted and balance at August 31, 2001	840,000	$0.55
Granted	1,804,379	0.64
Exercised	(54,000)	0.48
Expired	(39,694)	0.71
Cancelled	(489,685)	0.96

Options outstanding at August 31, 2002	2,061,000	0.53

PLATINUM GROUP METALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

August 31, 2002

7. SHARE CAPITAL (Continued)

(c) Incentive stock option agreement (continued)

The following table summarizes options outstanding and exercisable at August 31, 2002:

Options Outstanding				Options Exercisable
		Weighted
	Number	Average	Weighted	Number	Weighted
Range of	Outstanding at	Remaining	Average	Exercisable at	Average
Exercise	August 31,	Contractual	Exercise	August 31,	Exercise
Prices	2002	Life (Years)	Price	2002	Price

$0.55	827,500	3.40	$0.55	407,500	$0.55
0.350000	512,000	4.50	0.35	512,000	0.35
0.550000	221,500	4.50	0.55	221,500	0.55
0.60	300,000	4.80	0.60	300,000	0.60
0.750000	200,000	4.85	0.75	200,000	0.75
$0.35 - $0.75	2,061,000	4.16	$0.53	1,641,000	$0.53

(d) Share purchase warrants

		Weighted
		Average
	Number of	Exercise
	Warrants	Price

Issued to agents on issue of flow-through
special warrants	238,309	$0.55
Issued to agents on initial public offering	319,539	0.50
Exercised and converted to common shares	(2,000)	0.55

Balance at August 31, 2001	555,848	0.52
Purchase warrants on amalgamation with
New Millennium	1,114,695	0.88
Issued to private placement placees (Note 7 (b))	701,786	0.36
Issued to agents on brokered financing
(Note 7 (b))	319,000	0.25
Exercised and converted to common shares	(628,929)	0.66
Expired during the period	(753,878)	0.92

Balance at August 31, 2002	1,308,522	0.38

PLATINUM GROUP METALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

August 31, 2002

7. SHARE CAPITAL (Continued)

(d) Share purchase warrants (continued)

Of the 1,308,522 common share warrants outstanding at August 31, 2002, 83,020 are exercisable at $0.55 per warrant, expiring on December 22, 2002, 60,606 are exercisable at $0.74 per warrant, expiring on December 29, 2002, 144,110 are exercisable at $0.50 per warrant, expiring on March 2, 2003, 701,786 are exercisable at $0.36 per warrant, expiring on May 30, 2003, and 319,000 are exercisable at $0.25 per warrant expiring on June 6, 2003.

Of the 555,848 common share warrants outstanding at August 31, 2001, 236,309 are exercisable at $0.55 per warrant, expiring on December 22, 2002 and 319,539 are exercisable at $0.50 per warrant, expiring March 2, 2003.

(e) At August 31, 2002, the Company entered into a firm obligation to issue 30,000 shares (2001 - 10,000 shares) with a value of $9,000 (2001 - $2,600) in connection with acquisition of mineral properties.

8. RELATED PARTY TRANSACTIONS

During the period, transactions with related parties were recorded as follows:

(a) Management and consulting fees of $ 163,229 (2001- $ 98,974) were incurred with directors. As at August 31, 2002, an amount of $4,858 owing was included in accounts payable (2001 - $4,371).

(b) Accounting services of $22,500 (2001 - $ 41,100)  were incurred with a partnership in which a former officer has an interest.

(c) Geological and administration fees of 64,025 $ (2001 - $ 57,790) were incurred with an officer. As at August 31, 2002, an amount of $6,260 owing was included in accounts payable (2001 - $9,425).

PLATINUM GROUP METALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

August 31, 2002

9. INCOME TAXES

The provision for income taxes reported differs from the amounts computed by applying cumulative Canadian federal and provincial tax rates to the loss before tax provision due to the following:

	2002	2001

Statutory tax rates	41%	45%

Recovery of income taxes computed at standard rates	$801,640	$217,209
Tax losses not recognized in the period that the benefit arose	(348,040)	(217,209)

Future tax recovery	$453,600	$-

The approximate tax effect of each type of temporary difference that gives rise to the Company's future income tax assets and liability are as follows:

	2002	2001

Future income tax assets
Operating loss carryforwards	$840,187	$248,707
Capital assets	7,151	4,199
Valuation allowance on future income tax assets	(847,338)	(252,906)

Net future income tax assets	$-	$-

Future income tax liability
Mineral properties	$431,400	$310,000

Net future income tax liability	$431,400	$310,000

10. COMMITMENTS

(a) The Company has entered into an investor relation's letter agreement dated March 12, 2001 with Roth Investors Relations, Inc. ("Roth") of New Jersey, U.S.A. The term of the agreement is for one year, which is renewable in one -year increments. Roth will be paid U.S.$4,000 per month plus expenses.

( b) During the fiscal year the Company entered into an office space lease agreement for a period of three years commencing December 1, 2001. The payments are as follows:

2003	$25,920
2004	25,920
2005	6,480

$58,320

PLATINUM GROUP METALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

August 31, 2002

11.	NET CHANGE IN NON-CASH WORKING CAPITAL

		Cumulative			Period from
		amount from			commencement
		March 16,			of operations,
		2000 to	Year ended	Year ended	March 16, 2000
		August 31,	August 31,	August 31,	to August 31,
		2002	2002	2001	2000

	Amounts receivable	$(72,812)	$43,097	$(115,909)	$-
	Prepaid expenses	(58,498)	(41,601)	(16,897)	-
	Accounts payable	(160,564)	(203,762)	(24,042)	67,240

		$(291,874)	$(202,266)	$(156,848)	$67,240

12. SUBSEQUENT EVENTS

Subsequent to year-end the Company entered into an option agreement with Ledig Minerale Regte 909 JQ (pty) Ltd. ("Ledig Minerale") whereby the Company may earn a 55% interest in Ledig Minerale's holdings on the Ledig Farm property located in the Western Bushveld area near Sun City, South Africa, approximately 100km northwest of Johannesburg. At August 31, 2002 the Company had incurred $25,578 in costs relating to the property and these costs have been deferred. Ledig Minerale holds variable interests in the property. The 1,400 hectares that make up the property are divided into shares. Ledig Minerale currently holds a 90% interest on two portions that are 235 hectares in size. They also hold a 70% interest in 462 hectares and a 50% interest in 468 hectares. The Company may earn approximately a 50% interest in the total property.

To earn its interests under the option agreement, the Company must make cash payments to the vendors of SAR 40,000,000 (approximately C $5.9 million) over 2 years. The initial payment of SAR 1,000,000 (C $157,000) was due 10 days from signing the agreement and was paid on September 20, 2002. In addition the Company must incur exploration and development expenditures of SAR 30,000,000 (approximately C $4.4 million) over 3 years. Further payments by the Company are contingent upon completion of certain title confirmation procedures by Ledig Minerale and the granting of a valid prospecting license by the Government of the Republic of South Africa.

PLATINUM GROUP METALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

August 31, 2002

13.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with Canadian GAAP, which differs in certain respects from US GAAP. The material differences between Canadian and US GAAP affecting the Company's consolidated financial statements are summarized as follows:

Consolidated Balance Sheets
	2002	2001

Total assets under Canadian GAAP	$4,373,047	$2,762,964
Decrease in mineral properties due to expensing
of exploration costs (a)	(1,056,981)	(706,744)

Total assets under U.S. GAAP	$3,316,066	$2,056,220

Total liabilities under Canadian and U.S. GAAP	$542,828	$460,554
Decrease in future income tax liability due to expensing
of exploration costs (a)	(371,400)	(310,000)

	171,428	150,554

Shareholders' equity under Canadian GAAP	3,830,219	2,302,410
Cumulative mineral properties adjustment (a)	(1,056,981)	(706,744)
Decrease in future income tax liability due to expensing
of exploration costs (a)	576,000	310,000
Decrease in future income tax recovery (a)	(204,600)	-

Shareholders' equity under U.S. GAAP	3,144,638	1,905,666

Total liabilities and shareholders' equity under U.S. GAAP	$3,316,066	$2,056,220

PLATINUM GROUP METALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

August 31, 2002

13.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

Consolidated Statement of Loss and Deficit

			Period from
			commencement	Cumulative
			of operations,	from
			March 16,	March 16,
	Year ended	Year ended	2000 to	2000 to
	August 31,	August 31,	August 31,	August 31,
	2002	2001	2000	2002

Net loss under Canadian GAAP	$(1,501,620)	$(482,687)	$(39,956)	$(2,024,263)
Mineral property costs written off (a)	1,090,871	-	-	1,090,871
Acquisition costs included in write off (a)	(505,837)	-	-	(505,837)
Mineral property exploration
expenditures (a)	(935,271)	(476,265)	(230,479)	(1,642,015)
Future income taxes (b)	(204,600)	-	-	(204,600)
Consulting (c)	(286,000)	(1,250)	-	(287,250)
Stock based compensation (c)	(142,747)	-	-	(142,747)
Write-down of "available for sale"
securities (d)	18,450	-	-	18,450

Net loss under US GAAP	$(2,466,754)	$(960,202)	$(270,435)	$(3,697,391)

Basic loss per share under US GAAP	$(0.17)	$(0.17)	$(0.60)

PLATINUM GROUP METALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

August 31, 2002

13.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

Consolidated Statement of Cash Flows

			Period from
			commencement	Cumulative
			of operations,	from
			March 16,	March 16,
	Year ended	Year ended	2000 to	2000 to
	August 31,	August 31,	August 31,	August 31,
	2002	2001	2000	2002

Operating activities
Operating activities under
Canadian GAAP	$(1,034,989)	$(625,139)	$29,544	$(1,630,584)
Exploration (a)	(954,263)	(369,234)	(230,479)	(1,553,976)

Operating activities under US GAAP	$(1,989,252)	$(994,373)	$(200,935)	$(3,184,560)

Financing activity
Financing activities under
Canadian and US GAAP	$1,683,461	$2,465,403	$610,000	$4,758,864

Investing activities
Investing activities under
Canadian GAAP	$(1,294,111)	$(517,466)	$(417,796)	$(2,229,373)
Deferred exploration (a)	954,263	369,234	230,479	1,553,976

Investing activities under US GAAP	$(339,848)	$(148,232)	$(187,317)	$(675,397)

 (a) Exploration expenses

Canadian GAAP allows exploration costs to be capitalized during the search for a commercially mineable body of ore. Under U.S. GAAP, exploration expenditures on mineral property costs can only be deferred subsequent to the establishment of mining reserves. For U.S. GAAP purposes the Company has expensed exploration expenditures related to exploration in the period incurred.

(b) Flow through shares

Under Canadian GAAP, flow through shares are recorded at their face value, net of related issuance costs. When eligible expenditures are made, the carrying value of these expenditures may exceed their tax value. The tax effect of this temporary difference is recorded as a cost of issuing the shares.

PLATINUM GROUP METALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

August 31, 2002

13.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

(b) Flow through shares (continued)

The Financial Accounting Standards Board ("FASB") staff has taken the view that under SFAS No. 109, Accounting for Income Taxes, the proceeds from issuance should be allocated between the offering of shares and the sale of tax benefits. The allocation is made based on the difference between the quoted price of the existing shares and the amount the investor pays for the shares. A liability is recognized for this difference. The liability is reversed when tax benefits are renounced and a deferred tax liability is recognized at that time. Income tax expense is the difference between the amount of deferred tax liability and the liability recognized on issuance. The flow-through shares issued during the year were granted at the fair value of existing non flow-through shares. As such, no liability was recognized for the difference between the quoted price of the existing shares and the amount paid for the flow -through shares.

(c) Accounting for stock-based compensation

For U.S. GAAP purposes the Company accounts for stock based compensation to employees and directors under Accounting Principles Board Opinion No 25, Accounting for Stock Issued to Employees, ("APB No. 25"), using the intrinsic value based method whereby compensation costs is recorded for the excess, if any, of the quoted market price at the date granted over the exercise price. As at August 31, 2002 no compensation cost has been recorded for any period under this method.

SFAS No. 123, Accounting for Stock-Based Compensation, requires the use of the fair value based method of accounting for stock options. Under this method, compensation cost is measured at the grant date based on the fair value of the options granted and is recognized over the vesting period. During the year ended August 31, 2002, the Company issued options to individuals other than employees and directors, which, under SFAS No. 123, resulted in $286,000 (2001 - $1,250) of consulting expenses.

PLATINUM GROUP METALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

August 31, 2002

13.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

(c) Accounting for stock-based compensation (continued)

SFAS No. 123, however allows the Company to continue to measure the compensation cost of employees in accordance with APB No. 25. The Company has adopted the disclosure-only provisions of SFAS No. 123.

The following pro forma financial information presents the net loss for the year ended August 31, 2002 and the loss per share had the Company adopted SFAS 123 for all stock options issued to directors, officers and employees.

			Period from
			commencement
	Year ended	Year ended	of operations,
	August 31,	August 31,	March 16,
	2002	2001	2000

Net loss for the period under
US GAAP	$(2,466,754)	$(960,202)	$(270,435)
Additional stock based
compensation cost	(155,000)	(82,000)	-

Pro forma net loss	$(2,621,754)	$(1,042,202)	$(270,435)

Pro forma basic and diluted
loss per share	$(0.18)	$(0.19)	$(0.60)

Using the fair value method for stock based compensation, additional costs of approximately $155,000 (2001 - $82,000) would have been recorded for the year ended August 31, 2002. This amount is determined using an option pricing model assuming no dividends are to be paid, vesting occurring on the date of the grant, a weighted average volatility of the Company's share price of 60% and 168% and an annual risk free interest rate of 4.08%.

FASB Interpretation 44 states that when fixed stock option awards to employees and directors are modified, the stock options must be accounted for as variable from the date of modification to the date the stock options are exercised, forfeited or expire unexercised.

Consequently, the 313,028 stock options issued to employees and directors that were repriced on March 6, 2002 are now considered to be variable and any increase in the market price over the reduced exercise price must be recognized as compensation cost. As at August 31, 2002, the market price of the Company's common shares was $0.96 per share resulting in compensation expense of $142,747.

PLATINUM GROUP METALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

August 31, 2002

13.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

(d) Comprehensive income

In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income, which requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from non-owner sources. The impact of SFAS No. 130 on the Company's financial statements is as follows:

			Period from
			commencement
	Year ended	Year ended	of operations,
	August 31,	August 31,	March 16,
	2002	2001	2000

Net loss under US GAAP	$(2,466,754)	$(960,202)	$(270,435)
Other comprehensive income:
Unrealized loss on marketable
securities	(18,450)	-	-

Comprehensive net loss under
US GAAP	$(2,485,204)	$(960,202)	$(270,435)

Comprehensive loss per share	$(0.17)	$(0.17)	$(0.60)

(e) Accounting for derivative instruments and hedging activities

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which standardizes the accounting for derivative instruments. SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. The Company does not engage in hedging activities or invest in derivative instruments. Therefore, adoption of SFAS No. 133 has no significant financial impact.

PLATINUM GROUP METALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

August 31, 2002

13.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

(f) Recent accounting pronouncements

In July 2001, the FASB issued SFAS Nos. 141 and 142 ("SFAS 141" and "SFAS 142"),

Business Combinations and Goodwill and Other Intangible Assets. SFAS 141 replaces APB 16 and eliminates pooling-of-interests accounting prospectively. It also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. SFAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Under SFAS 142, goodwill will be tested annually and whenever events or circumstances occur indicating that goodwill might be impaired. SFAS 141 and SFAS 142 are effective for all business combinations completed after June 30, 2001. Upon adoption of SFAS 142, amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 will cease, and intangible assets acquired prior to July 1, 2001 that do not meet the criteria for recognition under SFAS 141 will be reclassified to goodwill. Companies are required to adopt SFAS 142 for fiscal years beginning after December 15, 2001, but early adoption is permitted. The Company has not recorded any goodwill and, therefore, the application of SFAS 141 and 142 did not have a material effect on its consolidated financial position or results of operations.

In August 2001, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 replaces SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The FASB issued SFAS 144 to establish a single accounting model, based on the framework established in SFAS 121, as SFAS 121 did not address the accounting for a segment of a business accounted for as a discontinued operation under APB 30, Reporting The Results of Operations—Reporting The Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS 144 also resolves significant implementation issues related to SFAS 121. Companies are required to adopt SFAS 144 for fiscal years beginning after December 15, 2001, but early adoption is permitted. The Company will adopt SFAS 144 as of January 1, 2002. The Company has determined that the application of SFAS 144 will not have a material effect on its consolidated financial position or results of operations.

PLATINUM GROUP METALS LTD.

(An exploration stage company)

Notes to the Consolidated Financial Statements

August 31, 2002

13.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

(f) Recent accounting pronouncements (continued)

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. Among other things, SFAS No. 145 rescinds both SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and the amendment to SFAS No. 4, SFAS No. 64,

Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. Through this rescission, SFAS No. 145 eliminates the requirement (in both SFAS No. 4 and SFAS No. 64) that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. Generally, SFAS No. 145 is effective for transactions occurring after May 15, 2002. The Company does not expect SFAS No. 145 to have a material impact on the Company's results of operations or its financial position.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal of Activities. SFAS No. 146 requires that the liability for a cost associated with an exit or disposal activity be recognized at its fair value when the liability is incurred. Under previous guidance, a liability for certain exit costs was recognized at the date that management committed to an exit plan, which was generally before the actual liability had been incurred. As SFAS No. 146 is effective only for exit or disposal activities initiated after December 31, 2002, the Company does not expect the adoption of this statement to have a material impact on the Company's financial statements.

FORM 51-901F
QUARTERLY REPORT
Incorporated as part of:	Schedule A
X	Schedules B & C

ISSUER DETAILS:

NAME OF ISSUER	Platinum Group Metals Ltd.

800 - 409 Granville Street
ISSUER ADDRESS	Vancouver BC, V6C 1T2

ISSUER TELEPHONE NUMBER	(604) 899-5450

CONTACT PERSON	R. Michael Jones

CONTACT'S POSITION	President

CONTACT TELEPHONE
NUMBER	(604) 899-5450

CONTACT E-MAIL ADDRESS	rmjones@platinumgroupmetals.net

WEBSITE ADDRESS	www.platinumgroupmetals.net

FOR QUARTER ENDED	August 31, 2002

DATE OF REPORT	January 15, 2003

CERTIFICATE

THE SCHEDULE(S) REQUIRED TO COMPLETE THIS QUARTERLY REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS. A COPY OF THIS QUARTERLY REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT. PLEASE NOTE THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

R. Michael Jones	"R. Michael Jones"

NAME OF DIRECTOR	SIGN

Frank R. Hallam	"Frank R. Hallam"

NAME OF DIRECTOR	SIGN

03/01/15

DATE SIGNED

03/01/15

DATE SIGNED

PLATINUM GROUP METALS LTD.

FORM 51-901F SECURITIES ACT

QUARTERLY REPORT AS AT:

AUGUST 31, 2002

SCHEDULE B: SUPPLEMENTARY INFORMATION

1.	ANALYSIS OF EXPENSES AND DEFERRED COSTS

a) General and Administrative Expenses
General and administrative expenses for the period totaled $812,512 (2001 - $425,687), net of interest and other income of $23,028 (2001- $60,582). Shareholder relations expense, consisting of web site hosting and maintenance, investor calls, mail outs, printing and news releases totaled $203,138 (2001 - $74,452). Transfer agent and listing and sustaining fees totaled $28,277 (2001 - $27,353). Professional fees of $184,209 (2001 -$130,311) were incurred for legal, audit and accounting services. Other taxes of $47,391 (2001 - nil) were incurred relating to Part XII.3 Tax. This tax is calculated as interest on the unspent balance of flow through funds held until December 31, 2001. Management fees expense totaled $154,562 (2001 - $86,453). The Company's amalgamation with New Millennium Metals Corporation in February 2002 and its increased activity level in Canada and South Africa have resulted in higher costs in fiscal 2002 as opposed to fiscal 2001.

b) Investment in Mineral Properties

On February 18, 2002 the Company acquired many of its Thunder Bay and Sudbury properties through an amalgamation with New Millennium Metals Corporation. At February 18, 2002 these properties had a net acquisition cost to the Company of $1,930,444. Including the properties from New Millennium, Property acquisition costs incurred and deferred during the year totaled $2,195,517 (2001 - $171,722). Exploration and development costs deferred for the year totaled $977,795 (2001 - $783,590). Of that amount approximately $721,000 was incurred on the Company's Thunder Bay properties, approximately $112,000 was incurred on the properties near Sudbury and approximately $114,000 was incurred on the Company's new South African properties. Approximately $31,000 was spent in the Northwest Territories. Cost recoveries on mineral properties during the year amounted to $198,709 (2001 - $300,000). During the year $1,090,871 (2001 -$7,325) in net deferred costs relating to mineral properties were written off. A breakdown of these costs can be seen in the Note 5. of the Company's annual Audited Financial Statements.

2.

RELATED PARTY TRANSACTIONS

Management and consulting fees of $163,229 (2001 - $98,974) were incurred with five directors during the year ended August 31, 2002. Approximately $112,000 is related to fees for the Company's President. At August 31, 2002 fees totaling $4,858 (2001 - $4,371) owed and were included in accounts payable. Accounting services of $22,500 (2001 - $41,100) were incurred with a partnership in which an officer has an interest for accounting services. Geological fees of $64,025 (2001 - $57,790) were incurred with an officer during the year, of which $6,260 (2001 - $9,425) was owing and included in accounts payable.

3.

SUMMARY OF SECURITIES ISSUED AND OPTIONS GRANTED

a)

Shares issued during the period:

	Number Issued	Value
Common shares at $0.26 for mineral properties	10,000	$2,600
Common shares at $0.30 for mineral properties	30,000	9,000
Common shares at $0.35 for mineral properties	40,000	14,000
Flow-through shares at $0.25	1,577,500	382,375
Shares issued as consideration for New Millennium Metals shares	5,468,421	1,310,385
Common shares at $0.28 (private placement)	1,403,572	393,000
Common shares at $0.25 (brokered placement)	3,200,000	729,963
Common shares at $0.50 on warrant exercise	175,429	87,714
Sub-total:	11,904,922	$2,929,037

PLATINUM GROUP METALS LTD.

FORM 51-901F SECURITIES ACT

QUARTERLY REPORT AS AT:

AUGUST 31, 2002

SCHEDULE B: SUPPLEMENTARY INFORMATION

3.

SUMMARY OF SECURITIES ISSUED AND OPTIONS GRANTED (Continued)

a)

Shares issued during the period (Continued)

	Number Issued	Value
Common shares at $0.55 on warrant exercise	153,289	84,309
Common shares at $0.83 on warrant exercise	300,211	247,674
Common shares at $0.35 on option exercise	18,000	6,300
Common shares at $0.55 on option exercise	36,000	19,800
Common shares at $0.48 for mineral Property	22,728	10,909
Total:	12,435,150	$3,298,029

On March 6, 2002 the Company cancelled 529,379 existing incentive stock options at prices from $0.58 to $1.20 originally granted by predecessor company New Millennium Metals Corporation. The Company then granted 245,000 incentive stock options for five years at $0.55 and 530,000 incentive stock options for five years at $0.35. All of the options were granted to officers, directors, employees, and consultants will expire on March 6, 2007.

On June 19, 2002 the Company granted 300,000 incentive stock options to two principals of GeoActiv Dynamic Services ("GeoActiv"), a South African Corporation. The options are exercisable at a price of $0.60 per share for a term of five years. The Company retained GeoActiv during the year to provide acquisition, technical and operational services in South Africa.

On July 16, 2002 the Company granted 200,000 incentive stock options to a director and two consultants. The options are exercisable at a price of $0.75 per share for a term of five years.

4.

SUMMARY OF SECURITIES AS AT THE END OF THE REPORTING PERIOD

a)

Authorized and issued share capital:

Class	Par Value	Authorized	Issued	Amount
Common	NPV	1,000,000,000	22,225,632	$5,243,813

b)

Options outstanding:

Name of Optionee	Date Granted	Exercise Price	Expiry Date	No of Shares
R. Michael Jones	January 31, 2000	$0.55	January 31, 2005	225,000
Dennis Gorc	January 31, 2000	$0.55	January 31, 2005	150,000
Cyrus Driver	January 31, 2000	$0.55	January 31, 2005	25,000
Barry Smee	January 31, 2000	$0.55	January 31, 2005	125,000
Douglas Hurst	January 31, 2000	$0.55	January 31, 2005	100,000
Iain McLean	January 31, 2000	$0.55	January 31, 2005	100,000
Cyrus Driver	June 15, 2001	$0.55	June 15, 2005	65,000
Barry Smee	March 6, 2002	$0.35	March 6, 2007	60,000
Dennis Gorc	March 6, 2002	$0.35	March 6, 2007	40,000
Douglas Hurst	March 6, 2002	$0.35	March 6, 2007	60,000
Frank Hallam	March 6, 2002	$0.35	March 6, 2007	42,000
Iain McLean	March 6, 2002	$0.35	March 6, 2007	60,000
R. Michael Jones	March 6, 2002	$0.35	March 6, 2007	120,000
Frank Hallam	March 6, 2002	$0.55	March 6, 2007	60,000
Frank Hallam	July 16, 2002	$0.75	July 16, 2007	50,000
Sub-total:				1,282,000

PLATINUM GROUP METALS LTD.

FORM 51-901F SECURITIES ACT

QUARTERLY REPORT AS AT:

AUGUST 31, 2002

SCHEDULE B:

SUPPLEMENTARY INFORMATION

4.

SUMMARY OF SECURITIES AS AT THE END OF THE REPORTING PERIOD (Continued)

b)

Options outstanding (Continued)

Name of Optionee	Date Granted	Exercise Price	Expiry Date	No of Shares
Employees	January 31, 2000	$0.55	January 31, 2005	37,500
Employees	March 6, 2002	$0.35	March 6, 2007	130,000
Employees	March 6, 2002	$0.55	March 6, 2007	161,500
Consultants	June 19, 2002	$0.60	June 19, 2007	300,000
Consultants/Advisors	July 16, 2002	$0.75	July 16, 2007	150,000
Total:				2,061,000

a)

Warrants outstanding:

The following warrants are each exercisable into one common share of the Company as follows:

Number of Warrants		Exercise Price		Expiry
83,020		$0.55		December 22, 2002
60,606	+	$0.74	+	December 29, 2002
144,110		$0.50		March 2, 2003
701,786		$0.36		May 30, 2003
319,000		$0.25		June 6, 2003

+

during the period the Company amalgamated with New Millennium Metals Corporation. All existing share purchase warrants of New Millennium were exchanged at a ratio of one share purchase warrant of Platinum Group Metals Ltd. for every 1.65 share purchase warrant of New Millennium

b)

Shares in escrow or subject to pooling

Escrowed at August 31, 2002

913,590 shares

Escrowed at December 23, 2002

199,318 shares

Subject to pooling

none

5.

LIST OF DIRECTORS AND OFFICERS

a)

Directors:

R. Michael Jones (President)

Barry W. Smee

Iain McLean

Douglas Hurst

Frank Hallam

b)

Officers:

R. Michael Jones (President)

Barry Smee (Secretary)

Frank Hallam (Chief Financial Officer)

Dennis Gorc (VP Exploration)

PLATINUM GROUP METALS LTD.

FORM 51-901F SECURITIES ACT

QUARTERLY REPORT AS AT:

AUGUST 31, 2002

SCHEDULE C:

MANAGEMENT DISCUSSION

1.

DESCRIPTION OF BUSINESS

The Company was incorporated on February 18, 2002 by an order of the Supreme Court of British Columbia approving an amalgamation by plan of arrangement between Platinum Group Metals Ltd. and New Millennium Metals Corporation. Platinum Group Metals Ltd. was incorporated on January 10, 2000 as 599141 B.C. Ltd. and changed its name to Platinum Group Metals Ltd. on March 16, 2000, at which time it commenced operations. New Millennium Metals Corporation was incorporated in British Columbia on March 11, 1983 under the name Harvey Creek Gold Placers Ltd. Later, on March 22, 1999 the Company was renamed New Millennium Metals Corporation. As a result of the amalgamation both New Millennium Metals Corporation and Platinum Group Metals Ltd. ceased to exist as of February 18, 2002. However, as a result of the amalgamation, a new company also named Platinum Group Metals Ltd. was formed and it assumed all of the rights and obligations of the two predecessor corporations.

In exchange for 100% of the issued and outstanding shares of New Millennium, the shareholders of New Millennium each received one share of the new company for each 1.65 shares of New Millennium. The new Platinum Group Metals Ltd. issued and delivered 5,468,421 shares to the shareholders of New Millennium. Shareholders of the old Platinum Group Metals Ltd. each received one share of the new company in exchange for every one share of the old company. All of the continuing obligations of New Millennium with regard to share purchase options, warrants and share payments were converted according to a ratio of 1.65:1.

The Company is an exploration and development company conducting work primarily on mineral properties it has staked or acquired by way of option agreement in Ontario and the Republic of South Africa. The Company has not yet determined whether its mineral properties contain ore reserves that are economically recoverable. The Company defers all acquisition, exploration and development costs related to mineral properties. The recoverability of these amounts is dependant upon the existence of economically recoverable reserves, the ability of the Company to obtain the necessary financing to complete the development of the Property, and any future profitable production, or alternatively, upon the Company's ability to dispose of its interests on an advantageous basis.

2.

DISCUSSION OF OPERATIONS AND FINANCIAL CONDITIONS

a)

Results of Operations

During the year the Company incurred a loss of $1,501,620 (2001 - $482,687). Included were mineral property write down expenses of $1,090,871 (2001 - $7,325) and a provision for future income tax recoveries of $453,600 (2001 - nil). General and administrative expenses totaled $835,540 (2001 - $486,269) before interest and other income of $23,028 (2001 - $60,582).

b)

Exploration Programs and Expenditures

During 2002 the Company focused its Canadian exploration efforts on detailed geology, geochemistry and drilling work on its properties located near Thunder Bay, Ontario. The focus of attention has been the Shelby Lake and the Lac des Iles River properties. The exploration and drilling programs were completed on time and on budget. Exploration results have been positive and further work is recommended. On the Company's Agnew Lake Property located west of Sudbury, Ontario, Joint Venture partners Pacific Northwest Capital and Kaymin Resources Limited, a subsidiary of Anglo American Platinum Corporation Limited, are conducting a $1.25 million second year exploration program.

The Company acquired many of its Thunder Bay and Sudbury properties through its amalgamation with New Millennium Metals Corporation. At February 18, 2002 these properties had a net acquisition cost to the Company of $1,930,444. Including the New Millennium properties, acquisition costs incurred and deferred during the year totaled $2,195,517 (2001 - $171,722). Exploration and development costs deferred for the year totaled $977,795 (2001 - $783,590). Of that amount approximately $721,000 was incurred on the Company's Thunder Bay properties, approximately $112,000 was incurred on the properties near Sudbury and approximately $114,000 was incurred on the Company's new South African properties.

PLATINUM GROUP METALS LTD.

FORM 51-901F SECURITIES ACT

QUARTERLY REPORT AS AT:

AUGUST 31, 2002

SCHEDULE C:

MANAGEMENT DISCUSSION

2. DISCUSSION OF OPERATIONS AND FINANCIAL CONDITIONS (Continued)

b)

Exploration Programs and Expenditures (Continued)

Approximately $31,000 was spent in the Northwest Territories. Cost recoveries on mineral properties during the year amounted to $198,709 (2001 - $300,000). During the year $1,090,871 (2001 - $7,325) in net deferred costs relating to mineral properties were written off. A breakdown of these costs can be seen in the Note 5. of the Company's annual Audited Financial Statements.

During 2002 the Company focused its acquisition efforts on the Republic of South Africa ("RSA"). The Company has formed a 100% South African subsidiary named Platinum Group Metals (RSA)(Pty) Ltd. for the purposes of holding mineral rights and conducting operations on behalf of the Company in the RSA. The Company has also entered into an exclusive services contract with GeoActiv Dynamic Geological Services, a South African company, whereby GeoActiv will provide expert geological consulting to the Company for the purposes of acquiring, exploring and developing mineral properties in the RSA.

On June 3, 2002, the Company acquired a right to earn a 100% interest in two properties located in the Northern Limb or Platreef area of the Bushveld Complex near Johannesburg. The properties are comprised of the 2,396 hectare War Springs Property and the 2,177 hectare Tweespalk Property, both located on the postulated extension of the Platreef near the PPRust Platinum Mine operated by Anglo American Platinum Corporation Limited. Costs of investigation and acquisition amounting to $141,450 were incurred prior to year-end and these costs have been deferred. The Company may purchase 100% of these mineral rights at any time over the next three years for US $475 per hectare in year one, or US $570 per hectare in year two, or US $690 per hectare in year three. The Company has also agreed to pay prospecting fees to the vendors of US $2.50 per hectare in year one, US $2.75 per hectare in year two and US $3.25 per hectare in year three. The vendors retain a 1% NSR Royalty on the Property, subject to the Company's right to purchase the NSR at any time for US $1.4 million. A 5% finders fee on payments made to the vendors is payable to GeoActiv Dynamic Geological Services.

Subsequent to year-end the Company entered into an option agreement with Ledig Minerale Regte 909 JQ (Pty) Ltd. ("Ledig Minerale") whereby the Company may earn a 55% interest in Ledig Minerale's holdings on the Ledig Farm Property located in the Western Bushveld area near Sun City, RSA, approximately 100km northwest of Johannesburg. At August 31, 2002 the Company had incurred $25,578 in costs relating to the Property and these costs have been deferred. To earn its interests under the option agreement, the Company must make cash payments to the vendors of SAR 40,000,000 (approximately C $5.9 million) spread over 2 years. The initial payment of SAR 1,000,000 (C $157,000) was paid on September 20, 2002. The Company must also incur exploration and development expenditures of SAR 30,000,000 (approximately C $4.4 million) over 3 years. Further payments by the Company are contingent upon completion of certain title confirmation procedures by Ledig Minerale and the granting of a valid prospecting license by the Government of the Republic of South Africa.

c)

Administration Expenses

Administration expenses and professional fees in 2002 were $835,540 (2001 - $486,269). Increased costs in 2002 relate to the increased level of activity in 2002. The Company was still private during half of 2001. During the year 2002 the Company grew substantially through its amalgamation with New Millennium Metals Corporation and its expansion into the Republic of South Africa. An amount of $47,391 in expenses relate to Part XII.6 tax applied by the Federal Government on unspent flow-through funds which were rescinded to shareholders for the previous year under the look-back provisions of the flow-through tax regulations. An amount of $30,467 was expensed for new Property investigations during the period. Interest and other income for the year totaled $23,028.

PLATINUM GROUP METALS LTD.

FORM 51-901F SECURITIES ACT

QUARTERLY REPORT AS AT:

AUGUST 31, 2002

SCHEDULE C:

MANAGEMENT DISCUSSION

2.

DISCUSSION OF OPERATIONS AND FINANCIAL CONDITIONS (Continued)

d)

Related Party Transactions

Management and consulting fees of $163,229 (2001 - $98,974) were incurred with five directors during the year ended August 31, 2002. Approximately $112,000 is related to fees for the Company's President. At August 31, 2002 fees totaling $4,858 (2001 - $4,371) were owing and included in accounts payable. Accounting services of $22,500 (2001 - $41,100) were incurred with a partnership in which an officer has an interest for accounting services. Geological fees of $64,025 (2001 - $57,790) were incurred with an officer during the year, of which $6,260 (2001 - $9,425) was owing and included in accounts payable at year-end.

e)

Shareholder Relation Expense

Shareholder relation services were incurred during the year in accordance with approved contracts with Roth Investor Relations and Defero Corporate Communications. For the year the Company incurred shareholder relations expenses totaling $203,138 (2001 - $74,452). Such expenses in 2001 were lower than in 2002 as the Company was private for half of that year. During 2002 the Company was active in raising its profile with both retail and institutional investors. As of April 2001 Roth Investor Relations are paid a retainer fee of US $4,000 per month, plus expenses. They provide distribution of the Company's information primarily to US institutions and other international analysts and money managers. Roth has offices in New Jersey, USA and affiliated offices in London and Johannesburg. Mr. Larry Roth is the Company's primary contact with the firm. The Roth contract had an original term of one year and since April 2002 has been continued on a month-to-month basis.

Defero Corporate communications was contracted in February 2002 to increase retail investor awareness of the Company in Canada. The Defero contract included a $10,000 signing bonus and a $5,000 monthly fee. In June 2002 the contract was extended for a one-year term and Defero's fee has been paid in advance. Mr. Jason Leikam is the contact for Defero.

f)

Travel and Promotion Expenses

Travel and Promotion expenses for the three months ended August 31, 2002 amounted to $21,579. Costs for the year amounted to $40,966 in 2002 and $55,710 in 2001. These activities relate to the supervision of ongoing operations, new Property investigations and meetings with potential institutional and sophisticated investors. During the year an amount of $27,350 was removed from travel costs and reclassified into new property investigations.

g)

Property Acquisition Expenses

Property acquisition expenditures during the year totaled $2,195,517 in cash and shares. Of this amount the Company recorded acquisition costs upon amalgamation for the mineral properties of New Millennium Metals Corporation of $1,930,444. The amount represents consideration paid in shares, cash, and the assumption of future liabilities and transaction costs of $231,325. Cash and share payments for other properties during the year include $43,250 to acquire the interest in the Stucco Property, $29,000 for the Dog River Property, $25,000 for the Agnew Lake Property, $27,273 for the Taman Property, $29,874 for the Warsprings Property, $17,826 for the Ledig Property and $5,000 for Tweespalk.

The sum of all payments required to perfect all of the Company's mineral rights are greater than its currently available working capital. The Company evaluates its Property interests on an ongoing basis and intends to abandon properties that fail to remain prospective. The Company is confident that it will be able to meet its earn-in obligations on those properties which management considers being of merit. At the time of writing the Company was incurring further Property acquisition expenses through its activities in the Republic of South Africa.

PLATINUM GROUP METALS LTD.

FORM 51-901F SECURITIES ACT

QUARTERLY REPORT AS AT:

AUGUST 31, 2002

SCHEDULE C:

MANAGEMENT DISCUSSION

3.

LIQUIDITY AND CAPITAL RESOURCES

The Company issued a total of 12,435,150 (2001 - 8,395,481) common shares during the year. Of this 6,864,001 shares were issued for cash proceeds of $1,951,135. A further 102,728 were issued for mineral properties for a value of $36,509. In February 2002 a total of 5,486,421 shares were issued to acquire New Millennium Metals Corporation. These shares were valued at $1,310,385. Details of the amalgamation may be found in Note 3. of the Company's annual Audited Financial Statements. Cash proceeds are to be spent on mineral Property acquisitions, exploration and development as well as for general working capital purposes. See Subsequent Events for further planned equity issuances.

The primary source of capital has been from the sale of equity. As at August 31, 2002 the Company had cash and cash equivalents on hand of $898,907 compared to cash and cash equivalents of $1,544,546 at August 31, 2001. The primary use of cash during the period was for the costs of acquisition and exploration expenditures, being approximately $1,242,868, management fees and expenses of $154,562 and other general and administrative expenses of $680,978.  Subsequent to the period the Company completed private placements for net proceeds of approximately $2,100,000.

4.

SUBSEQUENT EVENTS

On December 18, 2002 the Company closed a private placement for 1,000,000 Units at a price of $0.50 each. Each Unit consisted of one common share and one half common share purchase warrant. Each full warrant may be exercised into one common share at a price of $0.75 each. Shares issued are subject to a hold period expiring April 18, 2003. The warrants will expire December 17, 2004.

On December 23, 2002 the Company closed financings totalling $1,799,125 from the sale of 1,181,346 Flow Through Units at $0.65 per Flow Through Unit and the sale of 2,062,500 Non-Flow Through Units, at $0.50 per Unit. Pacific International Securities Inc. and Haywood Securities Inc. were co-agents. A total of $100,000 of the non-flow through placement was non-brokered. Each Flow Through Unit consisted of one flow through common share and one non-flow through common share purchase warrant exercisable into one additional non-flow through common share for a period of 12 months from closing at an exercise price of $0.85. Each Non-Flow Through Unit consisted of one non-flow through common share and one half of a common share purchase warrant (the "Common Warrant"). Each whole Common Warrant is exercisable into one additional common share a period of 24 months from the closing at an exercise price of $0.75. Commission on the brokered offerings was 7% cash on gross proceeds and Agent's Warrants for 10% of the number of Units sold of both offerings. The Agent's Warrants are exercisable at $0.75 for a common share for a period of two years from the closing date or December 23, 2004. All of the shares issued pursuant to the above closing will bear a hold period restricting resale, which will expire April 24, 2002.

Subsequent to the end of the period, 714,272 shares of the Company were released from escrow.